UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 1, 2016, the board of directors of EMC Insurance Group Inc. (the “Company”) approved an amendment to the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (SERP II) effective January 1, 2017. The board of directors of Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved the amendment at their board meeting on November 2, 2016. The amendment changes the targeted replacement ratio of final total cash compensation under the plan to 60 percent of final base pay, from the previous 50 percent of final base pay and short-term incentives. This change will remove the uncertainty associated with plan contributions tied to short-term incentives, which will allow management to better manage expenses and help ensure the sustainability of the benefit.
The boards also approved changes to the Employers Mutual Casualty Company Board and Executive Non-Qualified Excess Plan to increase the matching contribution from five percent to eight percent for executive officers that are members of Employers Mutual’s Policy Committee, and provide a three percent match for assistant vice presidents. Vice presidents and above who are not Policy Committee members will continue to receive a five percent match.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.3.7	Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (SERP II)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on November 7, 2016.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.3.7	Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (SERP II)